Exhibit 99.1

October 12, 2012	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com

C&N Announces THIRD QUARTER 2012 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2012.

Net income was $5,494,000, or $0.45 per basic and diluted share, in the third quarter 2012, as compared to $0.46 per share for the second quarter 2012 and $0.49 per share for the third quarter 2011. For the first nine months of 2012, net income was $16,766,000, or $1.37 per basic and diluted share, as compared to $1.42 per share in the first nine months of 2011. Annualized return on average assets was 1.70% for the nine months ended September 30, 2012, and annualized return on average equity for the same period was 12.85%.

Some of the more significant fluctuations in the components of earnings are as follows:

•	In the third quarter 2012, C&N generated gains from sales of securities totaling $2,430,000, and also incurred a loss from prepayment of borrowings totaling $2,190,000. Security gains in the most recent quarter included a gain of $1,754,000 from sale of a pooled trust-preferred security (U.S. Cap Funding II) that had been written off in previous years. Also in the third quarter 2012, gains from sales of bank stocks totaled $538,000. In the most recent quarter, C&N prepaid principal of $12 million on long-term borrowings (repurchase agreements). The average rate on the borrowings that were partially prepaid was 3.93%, and management estimates the effect on the net interest margin for the next several quarters of prepaying the borrowings, as opposed to reinvesting in securities at current market yields, will be a benefit of approximately 0.05%. After the effect of the prepayment, the remaining balance of long-term borrowings under repurchase agreements was $68 million at September 30, 2012. For the nine months ended September 30, 2012, securities gains totaled $2,631,000, and the total loss from prepayment of borrowings was $2,333,000, while in the first nine months of 2011, securities gains totaled $2,028,000 and there were no losses from prepayment of borrowings.

•	In the third quarter 2012, net interest income was $520,000 lower than in the second quarter 2012, and $301,000 lower than in the third quarter 2011. For the first nine months of 2012, net interest income was $704,000 higher than for the first nine months of 2011. In the early months of 2012, the net interest margin was higher than in the corresponding periods of 2011, reflecting the impact of a lower cost of funds; however, the margin has declined in the second and third quarters of 2012, as yields on earning assets (mainly loans and securities) have dropped by more than the ongoing reductions in the cost of funds. For periods prior to the third quarter 2012, net interest income included the benefit of accretion from the recovery of a previous write-down on a security that matured in the second quarter 2012, with C&N receiving full repayment of principal. C&N recorded accretion of the previous security write-down of $398,000 in the second quarter 2012 and $229,000 in the third quarter 2011. For the nine months ended September 30, 2012, C&N recorded accretion of the previous security write-down of $855,000, as compared to $500,000 in the first nine months of 2011. The fully taxable equivalent (FTE) net interest margin, excluding the accretion benefit described above, was 4.09% in the third quarter 2012, as compared to 4.20% in the second quarter 2012 and 4.22% in the third quarter 2011. The FTE net interest margin, excluding the accretion benefit, was 4.18% for the first nine months of 2012, up from 4.12% for the first nine months of 2011.
•	The provision for loan losses was $236,000 in the third quarter 2012, as compared to a provision of $367,000 in the second quarter 2012 and a credit (reduction in expense) of $37,000 in the third quarter 2011. For the first nine months of 2012, C&N’s provision for loan losses was $421,000 as compared to compared to a credit of $198,000 in the first nine months of 2011. The provision for loan losses in the third quarter and first nine months of 2012 included the effect of net increases in specific allowances on larger commercial loans, with a net increase of $165,000 in the third quarter 2012 and a net increase of $342,000 at September 30, 2012 as compared to December 31, 2011. The credits for loan losses in the third quarter and first nine months of 2011 resulted, in part, from a reduction in loans outstanding, as the general component of the allowance for loan losses was reduced in those periods.
•	Total noninterest revenue of $4,103,000 in the third quarter 2012 was comparable to the second quarter total of $4,095,000 and up $104,000 over the third quarter 2011. For the first nine months of 2012, total noninterest revenue of $11,957,000 was $1,730,000 higher than in the first nine months of 2011. The increases in noninterest revenue for both the most recent quarter and year-to-date 2012 included significant increases in gains from sales of residential mortgage loans, which totaled $625,000 in the third quarter 2012, up $252,000 over the second quarter 2012 and up $362,000 over the third quarter 2011. Year-to-date, gains from sales of mortgage loans totaled $1,263,000, an increase of $586,000 over the first nine months of 2011. Trust and brokerage revenues were up $256,000 (8.1%) for the first nine months of 2012 over the corresponding period in 2011. The net gain from premises and equipment of $1,000 in the third quarter 2012 was down from $270,000 in the second quarter 2012 and $324,000 in the third quarter 2011, with the year-to-date net gain from premises and equipment of $271,000 down $53,000 from the total for the first nine months of 2011. Included in noninterest revenue were losses of $19,000 in the third quarter 2012 and $184,000 in the second quarter 2012 related to real estate properties acquired in foreclosures. In 2011, noninterest revenue was negatively impacted by an impairment loss in the first quarter of $948,000 related to an investment in a real estate limited partnership. Excluding the 2011 impairment loss, as well as net gains from premises and equipment and net gains and losses from other real estate, noninterest revenue for the first nine months of 2012 was $942,000 (8.7%) higher than in the first nine months of 2011.

•	Noninterest expense, excluding the loss from prepayment of borrowings, was $8,207,000 in the third quarter 2012, up 0.9% over the second quarter 2012 and up 1.9% over the third quarter 2011. For the first nine months of 2012, noninterest expense, excluding the loss from prepayment of borrowings, was $752,000 (3.1%) higher than for the first nine months of 2011. The increase in noninterest expense for the nine months ended September 30, 2012 as compared to the first nine months of 2011 includes an increase in other operating expense of $598,000. Within other operating expense, the largest increases in the first nine months of 2012 included increases in software subscriptions and updates, ATM and debit card processing costs, expenses related to other real estate properties and legal and professional fees. Salaries and wages were $434,000, or 4.2%, higher for the first nine months of 2012 as compared to the same period of 2011, including an increase in stock-based compensation of $56,000. FDIC assessments were $220,000 lower in the first nine months of 2012 than in the first nine months of 2011, reflecting the benefit of a change in the FDIC’s method for determining assessments that became effective in the second quarter 2011. Occupancy expense was $164,000 lower in the first nine months of 2012 as compared to the first nine months of 2011, in part due to reduced costs associated with the Court Street, Williamsport location.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,310,009,000 at September 30, 2012, as compared to $1,327,527,000 at June 30, 2012 and $1,312,054,000 at September 30, 2011.
•	Net loans outstanding (excluding mortgage loans held for sale) were $690,357,000 at September 30, 2012, as compared to $696,777,000 at June 30, 2012 and down 1.1% from $697,702,000 at September 30, 2011. Total nonperforming assets as a percentage of assets was 0.79% as compared to 0.72% at June 30, 2012 and 0.80% at September 30, 2011.
•	The outstanding balance of residential mortgages originated by C&N for sale to third parties totaled $87,051,000 at September 30, 2012, an increase of $40,921,000 from one year earlier. Of the total balance of mortgage loans originated for sale, $83,205,000 had been sold as of September 30, 2012. C&N provides servicing on these loans, including the loans that have been sold.
•	Deposits and repo sweep accounts totaled $1,017,667,000 at September 30, 2012 as compared to $1,033,698,000 at June 30, 2012 and up 0.3% over $1,014,964,000 at September 30, 2011. Deposit balances had surged in late June due to the timing of many government-related direct deposits. Average total deposits and repo sweeps for the first nine months of 2012 amounted to $1,015,163,000.

•	Total shareholders’ equity was $180,146,000 at September 30, 2012, up from $176,062,000 at June 30, 2012 and $161,210,000 at September 30, 2011. Tangible common equity as a percentage of tangible assets was 12.95% at September 30, 2012, up from 11.46% a year earlier.
•	Assets under management by C&N’s Trust and Financial Management Group amounted to $707,571,000 at September 30, 2012, an increase of 19.3% from a year earlier, reflecting the effect of new accounts as well as net appreciation in asset values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.